Exhibit 10.14
AMENDMENT NO. 2 TO MULTIPLAN CORPORATION
2020 OMNIBUS INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the MultiPlan Corporation Omnibus Incentive Plan, as amended (the “Plan”), is effective as of the date the Board of Directors of Claritev Corporation (the “Company”) approves the Amendment.

WHEREAS, the Company maintains the Plan;

WHEREAS, capitalized terms not herein defined shall have the applicable meanings set forth in the Plan;

WHEREAS, Section 12(a) of the Plan permits certain amendments to the Plan without stockholder approval.

NOW, THEREFORE, the Plan is amended as follows:

1.The name of the Plan shall be amended to the Claritev Corporation 2020 Omnibus Incentive Plan.

2.All references to MultiPlan Corporation in the Plan shall be amended to Claritev Corporation, including, without limitation, in Sections 1, 2(m), and 8(e).

3.A new Section 6(f) shall be added, as follows:

“Shares in Lieu of Obligations. Shares from the Plan Share Reserve may, in the sole discretion of the Committee, be issued in lieu of obligations to pay cash or deliver other property under this Plan or under any other plans or compensatory arrangements, including through the grant of an Award, subject to such terms as will be determined by the Committee in a manner that is exempt from or complies with Section 409A of the Code. Shares from the Plan Share Reserve may also be available as a payment form in settlement of compensation due or accrued to which a Participant is otherwise entitled.”

4.All provisions of the Plan that are not expressly modified hereby shall remain in full force and effect. All references in the Plan to “the Plan” shall mean the Plan as amended by this Amendment. All provisions of the Plan that are not expressly modified hereby shall remain in full force and effect. All references in the Plan to “the Plan” shall mean the Plan as amended by this Amendment.

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